SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 Or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 29, 2005

TEKNI-PLEX, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

333-28157	22-3286312
(Commission File Number)	(IRS Employer Identification No.)

260 NORTH DENTON TAP ROAD
COPPELL, TEXAS	75019
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 304-5077

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

   Item 2.02 Results of Operations and Financial Condition

     On September 29, 2005, Tekni-Plex, Inc. filed a Form 12b-25 with the SEC notifying the late filing of its Form 10-K for the fiscal year ended July 1, 2005. As part of the Form 12b-25, the Company indicated its preliminary results of operations and financial condition for the fiscal year ended July 1, 2005 as compared to the prior fiscal period had changed significantly. Estimates of such changes are set forth below.

     As previously disclosed on Form 8-K dated September 21, 2005, the Company has become aware of certain accounting errors at its American Gasket & Rubber Division which has resulted in an overstatement of inventory of approximately $7.5 million to $7.7 million. The accounting errors will require a non-cash charge to results of operations for the fiscal year ended July 1, 2005 of approximately $3.0 million and will require a restatement of results for prior periods totaling $4.5 million to $4.7 million. These errors will affect the Company’s Packaging Segment. The Company has not concluded its investigation into the accounting errors and an independent accounting firm has been hired to assist in the investigation of this matter.

     The results set forth below are preliminary and unaudited. They are based on management’s best estimate of the effect of the accounting errors noted above which are quantified in the footnotes accompanying the financial statements. The Company, its auditors and independent accountants have not finished their review. Consequently, these estimates have not been finalized and are likely to change. Based on its current knowledge, management does not believe any changes in these estimates will have a material effect on Tekni-Plex’s reported results. However, no assurance can be given to that effect.

Tekni-Plex, Inc. and Subsidiaries
Preliminary Unaudited Consolidated Results of Operation
(In thousands)

	Year Ended
	July 1 2005	July 2 2004

Net sales	$695,524	$635,642

Cost of goods sold[1]	599,631	530,146

Gross profit	95,893	105,496

Operating expenses
Selling, general and administrative	60,747	69,159
Integration expense	10,478	7,775

Operating profit	24,668	28,562

Other expenses
Interest expense	89,899	84,451

Unrealized gain on derivative contracts	(8,287)	(10,654)

Other (income) expense	(2,194)	605

LOSS BEFORE INCOME TAXES	(54,750)	(45,840)

Provision for income taxes	25,899	11,121

NET LOSS	$(80,649)	$(56,961)

Note:	$32.7 million and $32.2 million of depreciation and amortization expense is included in fiscal 2005 and 2004, respectively.

1.	Cost of Goods Sold includes a $3.0 million write-down of inventory in fiscal 2005 and a $2.5 million write-down of inventory in fiscal 2004 related to the accounting errors at American Gasket & Rubber noted above. These write-downs reflect management’s estimate of the impact of accounting errors in each fiscal year. The Company, its auditors and its independent accountants have not finished their review of this matter. Consequently, these estimates have not been finalized and may change.

Tekni-Plex, Inc. and Subsidiaries
Preliminary Unaudited Consolidated Balance Sheet
(In thousands)

	July 1 2005	July 2 2004

ASSETS
Current:
Cash	$18,584	$29,735
Accounts receivable, net of allowance for
doubtful accounts	138,383	138,109
Inventories[1]	129,617	149,307
Prepaid and other current assets	5,845	6,355

Total current assets	292,429	323,506

Property, plant and equipment, net	176,182	182,749
Goodwill, net of accumulated amortization
of $77,650	198,532	198,532
Intangible assets, net of accumulated amortization
of $4,943 and $2,900, respectively	6,110	8,746
Deferred charges, net of accumulated amortization
of $12,817 and $9,122, respectively	16,677	9,652
Deferred income taxes	-	18,793
Other assets	1,765	1,204

	$691,695	$743,182

1.	Inventories reflect an aggregate write-down of $7.5 million related to the accounting errors at American Gasket & Rubber noted above. Of this amount, $3.0 million pertains to fiscal 2005 and $4.5 million pertains to fiscal 2004 and prior periods. These amounts reflect management‘s estimate of the impact of accounting errors in each fiscal year. The Company, its auditors and its independent accountants have not finished their review of this matter. Consequently, these estimates have not been finalized and may change.

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current portion of long-term debt	$1,082	$2,121
Accounts payable – trade	48,060	54,312
Accrued payroll and benefits	12,185	10,945
Accrued interest	6,385	6,763
Accrued liabilities – other	14,362	22,136
Income taxes payable	6,043	1,853

Total current liabilities	88,117	98,130

Long-term debt	744,613	731,886
Preferred stock	54,822	-
Other liabilities	17,122	18,701

Total liabilities	904,674	848,717

Stockholders’ deficit:

Common stock	-	-
Additional paid-in capital	188,018	210,518
Accumulated other comprehensive income	(10,294)	(6,000)
Accumulated deficit	(170,180)	(89,530)
Less: Treasury stock	(220,523)	(220,523)

Total stockholders’ deficit	(212,979)	(105,535)

	$691,695	$743,182

     Based on management’s estimates, net sales increased $59.9 million in fiscal 2005 to $695.5 million primarily due to higher selling prices. Operating profit decreased $3.9 million to $24.7 million in the current year compared to $28.6 million in the previous year due to higher raw material costs, a $7.5 million write-down in inventory related to accounting errors at American Gasket & Rubber and an increase in integration expense. These increased costs were partially offset by lower SG&A expense which reflected lower executive compensation as well as other cost saving initiatives. Given the Company’s recent history of reporting operating losses, the Company reserved $21.5 million against its domestic deferred tax assets at the end of fiscal 2005.

   Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

     (a) As reported on Form 8-K dated September 21, 2005, the Company has become aware of certain accounting errors at its American Gasket & Rubber Division which has resulted in an overstatement of inventory of approximately $7.5 million to $7.7 million. The Company has now determined that these accounting errors will require a non-cash charge to results of operations for the fiscal year ended July 1, 2005 of approximately $3.0 million and will require a restatement of results for prior periods totaling $4.5 million to $4.7 million. The Company has not concluded its investigation into the accounting errors and cannot at this time state with certainty the time periods affected. Due to this uncertainty, investors should not rely on previously reported financial statements.

     The audit committee of the Company’s Board of Directors has discussed with the Company’s independent registered public accounting firm the matters disclosed in this current report on Form 8-K pursuant to this Item 4.02(a).

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tekni-Plex, Inc.

Date:	September 29, 2005	By:	/s/ James E. Condon

			Name:	James E. Condon
			Title:	Vice President and Chief Financial Officer